EXHIBIT 2

MANAGEMENT’S REPORTS

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS
The accompanying consolidated financial statements and management discussion and analysis (“MD&A”) of FirstService Corporation (the “Company”) and all information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America using the best estimates and judgments of management, where appropriate.  The most significant of these accounting principles are set out in note 2 to the consolidated financial statements. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

The MD&A has been prepared in accordance with National Instrument 51-102 of the Canadian Securities Administrators, taking into consideration other relevant guidance, including Regulation S-K of the US Securities and Exchange Commission.

The Board of Directors of the Company has an Audit Committee consisting of three independent directors.  The Audit Committee meets regularly to review with management and the independent auditors any significant accounting, internal control, auditing and financial reporting matters.

These consolidated financial statements have been audited by PricewaterhouseCoopers LLP, which have been appointed as the independent auditors of the Company by the shareholders.  As auditors, PricewaterhouseCoopers LLP obtain an understanding of the Company’s internal controls and procedures for financial reporting to plan and conduct such audit procedures as they consider necessary to express their opinion on the consolidated financial statements. As auditors, PricewaterhouseCoopers LLP have full and independent access to the Audit Committee to discuss their findings.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company.  Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded Field Asset Services, Inc. and 14 other individually insignificant entities acquired by the Company during the last fiscal year from its assessment of internal control over financial reporting as at March 31, 2008.   The total assets and total revenues of these majority-owned entities of the Company represent 5.5% and 9.9%, respectively, of the related consolidated financial statement amounts including discontinued operations as at and for the fiscal year ended March 31, 2008.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at March 31, 2008, based on the criteria set forth in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as at March 31, 2008, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company's internal control over financial reporting as at March 31, 2008, has been audited by PricewaterhouseCoopers LLP, the Company’s independent auditors.  The attestation report of PricewaterhouseCoopers LLP is included in PricewaterhouseCoopers LLP’s report to the shareholders of the Company dated May 20, 2008, which accompanies the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2008.

/s/ Jay S. Hennick Chief Executive Officer	/s/ John B. Friedrichsen Chief Financial Officer

May 21, 2008

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of FirstService Corporation

We have completed an integrated audit of FirstService Corporation’s 2008 consolidated financial statements and of its internal control over financial reporting as at March 31, 2008 and audits of its 2007 and 2006 consolidated financial statements.  Our opinions, based on our audits, are presented below.

Consolidated financial statements
We have audited the accompanying consolidated balance sheets of FirstService Corporation as at March 31, 2008 and March 31, 2007, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2008.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit of the Company’s financial statements as at March 31, 2008 and for the year then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  We conducted our audits of the Company’s financial statements as at March 31, 2007 and for each of the years in the two-year period then ended in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at March 31, 2008 and March 31, 2007 and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2008 in accordance with generally accepted accounting principles in the United States of America.

Internal control over financial reporting
We have also audited FirstService Corporation’s internal control over financial reporting as at March 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded Field Asset Services, Inc. and 14 other individually insignificant entities acquired by the Company from its assessment of internal control over financial reporting as at March 31, 2008 because these entities were acquired by the Company in purchase business combinations during the year ended March 31, 2008.  The total assets and total revenues of these majority owned entities represent 5.5% and 9.9%, respectively, of the related consolidated financial statement amounts including discontinued operations as at and for the year ended March 31, 2008.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at March 31, 2008 based on criteria established in Internal Control — Integrated Framework issued by COSO.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
May 20, 2008

Comments by auditor for U.S. readers on Canada-U.S. reporting differences
In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company’s consolidated financial statements, such as the change from the adoption of a new accounting standard described in note 14 to the consolidated financial statements. Our report to the shareholders dated May 20, 2008 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the Auditors’ Report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
May 20, 2008

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands of US dollars, except per share amounts)

For the years ended March 31	2008	2007	2006
Revenues
Services	$1,510,474	$1,114,098	$855,572
Products	62,741	66,892	63,096
Total revenues	1,573,215	1,180,990	918,668
Cost of revenues (exclusive of depreciation shown below)
Services	906,403	690,256	539,855
Products	32,851	40,913	34,309
Selling, general and administrative expenses	521,906	344,968	262,496
Depreciation	20,056	14,012	9,873
Amortization of intangible assets other than brokerage backlog	13,207	6,559	3,494
Amortization of brokerage backlog	5,216	8,164	7,554
	73,576	76,118	61,087
Interest expense	17,828	14,137	11,272
Interest income	(4,326)	(6,402)	(1,038)
Other income, net (note 5)	(4,647)	(4,848)	(3,766)
Impairment loss on available-for-sale securities (note 7)	-	3,139	-
Earnings before income taxes and minority interest	64,721	70,092	54,619
Income taxes (note 14)	16,195	20,261	16,084
Earnings before minority interest	48,526	49,831	38,535
Minority interest share of earnings	15,461	15,799	11,778
Net earnings from continuing operations	33,065	34,032	26,757
Net earnings from discontinued operations, net of income taxes (note 4)	1,334	2,184	42,740
Net earnings before cumulative effect of change in accounting principle	34,399	36,216	69,497
Cumulative effect of change in accounting principle, net of income taxes (note 2)	-	(1,353)	-
Net earnings	$34,399	$34,863	$69,497
Preferred share dividends	6,952	-	-
Net earnings available to common shareholders	$27,447	$34,863	$69,497
Net earnings per common share (note 15)
Basic
Continuing operations	$0.87	$1.14	$0.89
Discontinued operations	0.05	0.07	1.41
Cumulative effect of change in accounting principle	-	(0.04)	-
	$0.92	$1.17	$2.30
Diluted
Continuing operations	$0.81	$1.05	$0.83
Discontinued operations	0.04	0.07	1.38
Cumulative effect of change in accounting principle	-	(0.04)	-
	$0.85	$1.08	$2.21
The accompanying notes are an integral part of these consolidated financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of US dollars)

As at March 31	2008	2007
Assets Current assets
Cash and cash equivalents	$76,818	$102,806
Restricted cash	8,858	16,930
Accounts receivable, net of an allowance of $10,716 (2007 - $7,543)	177,048	124,667
Income taxes recoverable	16,887	9,968
Inventories (note 6)	20,519	15,293
Prepaid expenses and other current assets	20,982	15,764
Deferred income taxes (note 14)	19,540	10,430
Assets held for sale (note 4)	88,163	66,499
	428,815	362,357
Other receivables	4,446	6,599
Fixed assets (note 8)	80,991	61,692
Other assets (note 7)	29,393	28,952
Deferred income taxes (note 14)	14,082	3,647
Intangible assets (note 9)	165,919	95,241
Goodwill (note 10)	322,095	220,346
Assets held for sale (note 4)	43,602	38,164
	660,528	454,641
	$1,089,343	$816,998
Liabilities Current liabilities
Accounts payable	$49,465	$28,906
Accrued liabilities (note 6)	189,349	154,354
Income taxes payable	36	5,229
Unearned revenues	23,846	17,281
Long-term debt – current (note 11)	24,777	22,101
Deferred income taxes (note 14)	411	3,318
Liabilities held for sale (note 4)	45,758	25,638
	333,642	256,827
Long-term debt – non-current (note 11)	331,253	213,030
Other liabilities	18,236	4,876
Deferred income taxes (note 14)	41,618	29,084
Liabilities held for sale (note 4)	441	-
Minority interest	58,468	48,306
	450,016	295,296
Shareholders’ equity
Preferred shares (note 12)	149,477	-
Common shares (note 12)	88,919	80,108
Contributed surplus	13,135	6,557
Receivables pursuant to share purchase plan (note 12)	(765)	(1,232)
Retained earnings	43,415	175,346
Cumulative other comprehensive earnings	11,504	4,096
	305,685	264,875
	$1,089,343	$816,998
Commitments and contingencies (notes 12 and 18)

The accompanying notes are an integral part of these consolidated financial statements.

On behalf of the Board of Directors,
/s/ Bernard I. Ghert                                            /s/ Jay S. Hennick
Director                                                              Director

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands of US dollars, except share amounts)

	Preferred shares		Common shares
	Issued and out -standing shares (note 12)	Amount	Issued and outstanding shares (note 12)	Amount	Contributed surplus	Receivables pursuant to share purchase plan	Retained earnings	Cumulative other comprehensive earnings (loss)	Total shareholders’ equity
Balance, March 31, 2005	-	-	30,192,788	$ 73,542	$ 805	$ (2,148)	$ 103,011	$ 10,661	$ 185,871
Comprehensive earnings:
Net earnings	-	-	-	-	-	-	69,497	-	69,497
Foreign currency translation adjustments	-	-	-	-	-	-	-	(7,988)	(7,988)
Unrealized loss on available for-sale equity securities, net of income taxes of $335	-	-	-	-	-	-	-	(1,528)	(1,528)
Comprehensive earnings									59,981
Subordinate Voting Shares:
Stock option expense	-	-	-	-	1,380	-	-	-	1,380
Stock options exercised	-	-	434,650	3,740	(22)	-	-	-	3,718
Purchased for cancellation	-	-	(571,650)	(1,595)	-	-	(12,116)	-	(13,711)
Cash payments received	-	-	-	-	-	513	-	-	513
Balance, March 31, 2006	-	-	30,055,788	75,687	2,163	(1,635)	160,392	1,145	237,752
SAB 108 adjustment (note 21)	-	-	-	-	-	-	(5,377)	-	(5,377)
Comprehensive earnings:
Net earnings	-	-	-	-	-	-	34,863	-	34,863
Foreign currency translation adjustments	-	-	-	-	-	-	-	1,423	1,423
Reclass to earnings of unrealized loss on available-for-sale equity securities, net of income taxes of $335	-	-	-	-	-	-	-	1,528	1,528
Comprehensive earnings									37,814
Subsidiaries’ equity transactions	-	-	-	-	2,562	-	-	-	2,562
Subordinate Voting Shares:
Stock option expense	-	-	-	-	1,879	-	-	-	1,879
Stock options exercised	-	-	564,800	6,482	(47)	-	-	-	6,435
Purchased for cancellation	-	-	(697,700)	(2,061)	-	-	(14,532)	-	(16,593)
Cash payments received	-	-	-	-	-	403	-	-	403
Balance, March 31, 2007	-	-	29,922,888	80,108	6,557	(1,232)	175,346	4,096	264,875
FIN 48 adjustment (note 14)	-	-	-	-	-	-	(4,200)	-	(4,200)
Comprehensive earnings:
Net earnings	-	-	-	-	-	-	34,399	-	34,399
Foreign currency translation adjustments	-	-	-	-	-	-	-	7,497	7,497
Unrealized loss on available-for-sale equity securities, net of income taxes of $20	-	-	-	-	-	-	-	(89)	(89)
Comprehensive earnings									41,807
Subsidiaries’ equity transactions	-	-	-	-	1,634	-	-	-	1,634
Subordinate Voting Shares:
Issued for purchase of minority interest	-	-	282,649	5,868	-	-	-	-	5,868
Stock option expense	-	-	-	2,440	3,498	-	-	-	5,938
Stock options exercised	-	-	159,550	1,372	(198)	-	-	-	1,174
Purchased for cancellation	-	-	(252,500)	(869)	-	-	(5,701)	-	(6,570)
Cash payments received	-	-	-	-	1,644	467	-	-	2,111
Stock dividend (note 12)	5,979,074	149,477	-	-	-	-	(149,477)	-	-
Preferred Shares: Dividends (note 12)	-	-	-	-	-	-	(6,952)	-	(6,952)
Balance, March 31, 2008	5,979,074	$ 149,477	30,112,587	$ 88,919	$ 13,135	$ (765)	$ 43,415	$ 11,504	$ 305,685

The accompanying notes are an integral part of these consolidated financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of US dollars)

For the years ended March 31	2008	2007	2006
Cash provided by (used in)
Operating activities
Net earnings from continuing operations	$33,065	$34,032	$26,757
Items not affecting cash:
Depreciation and amortization	38,479	28,735	20,921
Deferred income taxes	(20,785)	(7,267)	(3,970)
Minority interest share of earnings	15,461	15,799	11,778
Stock option expense	7,446	3,707	1,932
Other	2,455	2,103	716
Changes in operating assets and liabilities:
Accounts receivable	(18,787)	(14,855)	(12,664)
Inventories	(5,087)	(3,022)	(3,124)
Prepaid expenses and other assets	(3,409)	(1,195)	(2,658)
Accounts payable	1,058	(10,376)	7,425
Accrued liabilities	20,587	27,216	13,531
Income taxes	(22,094)	(6,611)	(5,047)
Unearned revenues	3,994	293	190
Discontinued operations	4,787	(8,769)	3,562
Net cash provided by operating activities	57,170	59,790	59,349
Investing activities
Acquisitions of businesses, net of cash acquired	(152,529)	(66,826)	(14,105)
Purchases of minority shareholders’ interests in subsidiaries	(6,773)	(6,437)	(11,625)
Sales of interests in subsidiaries to minority shareholders	3,294	3,167	-
Purchases of fixed assets	(32,183)	(25,145)	(16,242)
(Increase) decrease in other assets	(1,139)	(1,367)	109
Decrease (increase) in other receivables	2,155	2,350	(492)
Increase in other liabilities	2,725	-	-
Proceeds on sale of equity securities	-	4,875	-
Disposals of businesses	-	-	110,476
Changes in restricted cash	8,071	(9,797)	-
Discontinued operations	(3,186)	(2,965)	(11,639)
Net cash (used in) provided by investing activities	(179,565)	(102,145)	56,482
Financing activities
Increase in long-term debt	206,924	5,935	102,614
Repayment of long-term debt	(87,386)	(21,430)	(74,100)
Financing fees paid	(544)	(150)	(1,396)
Proceeds received on exercise of stock options	1,174	6,435	3,740
Repurchase of Subordinate Voting Shares	(6,570)	(16,593)	(13,711)
Collection of receivables pursuant to share purchase plan	467	403	513
Capital contributions	1,644	-	-
Dividends paid to preferred shareholders	(6,952)	-	-
Distributions paid to minority shareholders of subsidiaries	(6,930)	(3,524)	(1,939)
Discontinued operations	(5,132)	5,132	-
Net cash provided by (used in) financing activities	96,695	(23,792)	15,721
Effect of exchange rate changes on cash and cash equivalents	2,196	2,379	(1,072)
(Decrease) increase in cash and cash equivalents during the year	(23,504)	(63,768)	130,480
Cash and cash equivalents, beginning of year	$102,806	$164,407	$30,511
Amount held by discontinued operations, beginning of year	1,364	3,531	6,947
	104,170	167,938	37,458
Cash and cash equivalents, end of year	$76,818	$102,806	$164,407
Amount held by discontinued operations, end of year	3,848	1,364	3,531
	80,666	104,170	167,938

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of US dollars, except share and per share amounts)

1.	Description of the business

FirstService Corporation (the “Company”) is a provider of real estate-related services to commercial, institutional and residential customers in North America and various other countries around the world.  The Company’s operations are conducted through three segments: Commercial Real Estate Services, Residential Property Management, and Property Services.  As described in note 4, the Company reported two former segments in discontinued operations: (i) the Business Services segment, which was disposed in March 2006 and (ii) the Integrated Security Services segment, which was held for sale as of March 31, 2008.

2.	Summary of significant accounting policies

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates are related to the fair value determination of assets acquired and liabilities assumed in business combinations, impairment testing of fair values of goodwill and intangible assets, the collectibility of accounts receivable and income taxes.  Actual results could be materially different from these estimates.  Significant accounting policies are summarized as follows:

Basis of consolidation
The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and those variable interest entities where the Company is the primary beneficiary.  Where the Company does not have a controlling interest but does exert significant influence, the equity method is used.  Inter-company transactions and accounts are eliminated on consolidation.

Cash and cash equivalents
Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

Restricted cash
Restricted cash consists of cash and cash equivalents over which the Company has legal ownership but is restricted as to its availability or intended use, including funds restricted by statutory deposit requirements and funds held on behalf of clients.

Inventories
Inventories are carried at the lower of cost and net realizable value.  Cost is determined by the weighted average or first-in, first-out methods.  The weighted average and the first-in, first-out methods represent approximately 26% and 74% (2007 - 39% and 61%) of total inventories, respectively.  Finished goods and work-in-progress include the cost of materials, direct labor and manufacturing overhead costs.

Fixed assets
Fixed assets are stated at cost less accumulated depreciation.  The costs of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred.  Fixed assets are depreciated over their estimated useful lives as follows:

Buildings Vehicles Furniture and equipment Computer equipment and software Leasehold improvements	20 to 40 years straight-line 3 to 5 years straight-line 3 to 10 years straight-line 3 to 5 years straight-line term of the lease to a maximum of 10 years

Investments in securities
The Company classifies investments in securities as a component of other assets.  Investments in available-for-sale marketable equity securities are carried at fair value with unrealized gains and losses included in other comprehensive earnings on an after-tax basis.  Other-than-temporary impairment losses are recorded in current period earnings.  Investments in other equity securities are accounted for using the equity method or cost method, as applicable, and are subject to impairment testing.  Income from securities is recorded in other income.

Financing fees
Financing fees related to the revolving credit facility and Senior Notes are amortized to interest expense using the effective interest method.

Goodwill and intangible assets
Goodwill represents the excess of purchase price over the fair value of identifiable assets acquired in a business combination and is not subject to amortization.

Intangible assets are recorded at cost and, where lives are finite, are amortized over their estimated useful lives as follows:

Customer lists and relationships	straight-line over 4 to 25 years
Franchise rights	by pattern of use, currently estimated at 2.5% to 15% per year
Trademarks and trade names:
Indefinite life	not amortized
Finite life	straight-line over 15 to 35 years
Management contracts and other	straight-line over life of contract ranging from 2 to 15 years
Brokerage backlog	as underlying brokerage transactions are completed

The Company reviews the carrying value of finite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition.  If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized.  Measurement of the impairment loss is based on the excess of the carrying amount of the asset over the fair value calculated using discounted expected future cash flows.

Goodwill and indefinite life intangible assets are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value.  Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit.  The fair values of the reporting units are estimated using a discounted cash flow approach.  If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to measure the amount of impairment loss, if any.  Impairment of indefinite life intangible assets is tested by comparing the carrying amount to fair value on an individual intangible asset basis.

Revenue recognition and unearned revenue
(a)	Real estate brokerage operations
Commission revenues from sales brokerage transactions are recognized at the time the service has been provided and the commission becomes legally due, except when future contingencies exist.  In most cases, close of escrow or transfer of title is a future contingency, and accordingly revenue recognition is deferred until this contingency is satisfied.

Commission revenues from real estate leasing are recognized once obligations under the commission arrangement are satisfied.  Terms and conditions of a commission arrangement generally include execution of the lease agreement and satisfaction of future contingencies such as tenant occupancy.  In most cases, a portion of the commission is earned upon execution of the lease agreement, with the remaining portion contingent on a future event, typically tenant occupancy; revenue recognition for the remaining portion is deferred until all contingencies are satisfied.

(b)	Service operations other than real estate brokerage
Revenues are recognized at the time the service is rendered or the product is shipped.  Revenues from painting, restoration and closet installation projects in process are recognized on the percentage of completion method, generally in the ratio of actual costs to total estimated contract costs.  In cases where anticipated costs to complete a project exceed the revenue to be recognized, a provision for the additional estimated losses is recorded in the period when the loss becomes apparent. Amounts received from customers in advance of services being provided are recorded as unearned revenue when received.

(c)	Franchise operations
The Company operates several franchise systems within its Property Services segment.  Initial franchise fees are recognized when all material services or conditions related to the sale of the franchise have been performed or satisfied.  Royalty revenues are recognized based on a contracted percentage of franchisee revenues, as reported by the franchisees.  Revenues from administrative and other support services, as applicable, are recognized as the services are provided.  In addition, the Company operates 12 franchise locations of its California Closets franchise system and these revenues are recognized as described in (b) above.

Stock based compensation
From April 1, 2003 until March 31, 2006, the Company recognized stock option compensation expense in the statements of earnings using the fair value method of accounting for stock-based compensation under Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of SFAS 123 (“SFAS 148”).  SFAS 148 provided alternative methods of transitioning to the fair value based method of accounting for employee stock options as compensation expense.  The Company used the “prospective method” of SFAS 148 and expensed the fair value of new option grants awarded after March 31, 2003.  Compensation expense was allocated to reporting periods using the graded attribution approach.  Forfeitures of stock options were treated as a reduction of expense in the period of forfeiture.

On April 1, 2006, the Company adopted SFAS No. 123R, Share Based Payment, (“SFAS 123R”) using the modified prospective approach.  Upon the adoption of SFAS 123R, the Company changed its approach to accounting for stock options issued by subsidiaries of the Company to subsidiary employees, where the employees have the ability to elect to receive cash payments upon exercise.  Previously, these options were recorded as liabilities at their intrinsic value.  Under SFAS 123R, these options are recorded as liabilities at their fair value, as determined using a Black-Scholes option pricing model.  Also, the Company previously accounted for stock option forfeitures as a reduction to expenses in the period of forfeiture whereas under SFAS 123R, forfeitures are estimated at the grant date.  The aggregate cumulative effect of the change in accounting principle, net of income taxes of nil, was $1,353.

Foreign currency translation
Assets, liabilities and operations of foreign subsidiaries are recorded based on the functional currency of each entity.  For certain foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated at current exchange rates from the local currency to the reporting currency, the US dollar.  The resulting unrealized gains or losses are reported as a component of cumulative other comprehensive earnings.  Realized and unrealized foreign currency gains or losses related to any foreign dollar denominated monetary assets and liabilities are included in net earnings.

Income taxes
Income taxes have been provided using the asset and liability method whereby deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the consolidated financial statements or income tax returns.  Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled.  The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs.  A valuation allowance is recorded unless it is more likely than not that realization of a deferred income tax asset will occur.

Income taxes are not provided on the unremitted earnings of US and foreign subsidiaries because it has been the practice and is the intention of the Company to reinvest these earnings indefinitely in these subsidiaries.

On April 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, (“FIN 48”) which clarifies the accounting and reporting for uncertainties in income tax law (see note 14).  In accordance with FIN 48, the Company classifies interest and penalties associated with income tax positions in income tax expense.

3.	Acquisitions

2008 acquisitions:
On October 1, 2007, the Company acquired 80% of the shares of Field Asset Services, Inc., a provider of property services to foreclosed residential properties on behalf of its financial institution clients, headquartered in Austin, Texas.  The Company also completed 14 individually insignificant acquisitions in its Commercial Real Estate Services, Residential Property Management and Property Services segments during the year ended March 31, 2008.  The Company acquired minority interests from shareholders in all three operating segments.

Certain of the purchase price allocations for the 2008 acquisitions are preliminary pending finalization of analyses of the assets acquired and liabilities assumed.  Details of the 2008 acquisitions are as follows:
	2008
	Field Asset Services, Inc.	Aggregate other acquisitions	Purchases of minority shareholders’ interests

Current assets	$ 9,012	$ 26,894	$ 92
Long-term assets	564	9,052	(695)
Current liabilities	(10,855)	(41,135)	(276)
Long-term liabilities	-	(16,880)	(2,321)

Minority interest	(89)	(3,109)	4,253

	(1,368)	(25,178)	1,053
Stock consideration	$ -	$ -	$ 5,868
Cash consideration	$ 43,337	$ 102,226	$ 6,773

Acquired intangible assets	22,080	59,277	6,069
Goodwill	22,625	68,127	5,519

2007 acquisitions:
On May 19, 2006, the Company acquired all of the shares of PRDnationwide Group, a commercial real estate services business headquartered in Brisbane, Australia.  The Company also completed 12 individually insignificant acquisitions in its Commercial Real Estate Services, Residential Property Management and Property Services segments during the year ended March 31, 2007.  The Company also acquired minority interests from shareholders in all segments, but primarily in Commercial Real Estate Services.

Details of the 2007 acquisitions are as follows:
	2007
	PRDnationwide Group	Aggregate other acquisitions	Purchases of minority shareholders’ interests

Current assets	$ 2,134	$ 16,390	$ -
Long-term assets	2,627	22,162	(1,561)
Current liabilities	(4,796)	(34,096)	201
Long-term liabilities	(4,892)	(7,074)	(48)

Minority interest	(223)	(6,200)	645

	(5,150)	(8,818)	(763)
Note consideration	$ -	$ 2,522	$ 1,044
Cash consideration	$ 21,475	$ 43,604	$ 6,603

Acquired intangible assets	9,519	29,156	2,376
Goodwill	17,106	25,788	6,034

2006 acquisitions:
During the year ended March 31, 2006, the Company completed six individually insignificant acquisitions in the Commercial Real Estate Services, Property Services and Residential Property Management segments.  The Company also acquired minority interests from shareholders in the Commercial Real Estate Services, Residential Property Management and Integrated Security Services segments.

Details of the 2006 acquisitions are as follows:
	2006
	Acquisitions	Purchases of minority shareholders’ interests

Current assets	$ 5,915	$ -
Long-term assets	2,257	-
Current liabilities	(11,931)	-
Long-term liabilities	(5,899)	(2,254)

Minority interest	(840)	2,679

	(10,498)	425
Note consideration	$ 3,050	$ -
Cash consideration	$ 11,346	$ 11,998

Acquired intangible assets	14,854	6,213
Goodwill	10,040	5,360

The purchase prices of acquisitions resulted in the recognition of goodwill.  The primary factors contributing to goodwill are assembled workforces, synergies with existing operations and future growth prospects.  For acquisitions completed during the year ended March 31, 2008, goodwill in the amount of $49,410 is deductible for income tax purposes (2007 - $6,814; 2006 - nil).

Certain vendors, at the time of acquisition, are entitled to receive contingent consideration if the acquired businesses achieve specified earnings levels during the two- to four-year periods following the dates of acquisition.  Such contingent consideration is paid in cash at the expiration of the contingency period.  As at March 31, 2008, there was contingent consideration outstanding of up to $53,600 (2007 - $14,800).  The contingencies will expire during the period extending to February 2011.  The contingent consideration is recorded when the contingencies are resolved and the consideration is paid or becomes payable, at which time the Company records the fair value of the consideration paid or payable, including interest, if any, as additional costs of the acquired businesses.  Total contingent consideration recognized for the year ended March 31, 2008 was $2,864 net of income tax of $1 (2007 - $5,732, net of income tax of $342).  Contingent consideration paid during the year ended March 31, 2008 was $6,848 (2007 - $1,747) and the amount payable as at March 31, 2008 was nil (2007 - $4,306; see note 6).

The acquisitions referred to above were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of earnings do not include any revenues or expenses related to these acquisitions prior to their respective closing dates.  The cash portions of the consideration for the 2008 acquisitions were financed from cash on hand and borrowings on the Company’s revolving credit facility.

Following are the Company’s unaudited consolidated pro forma results assuming the acquisitions occurred on the first day of the year of acquisition.  The year immediately prior to the year of acquisition also includes the pro forma results of the acquisitions.

(unaudited)	2008	2007

Pro forma revenues	$1,689,527	$1,504,243
Pro forma net earnings from continuing operations	35,723	40,319

Pro forma net earnings per share from continuing operations
Basic	$1.19	$1.35
Diluted	1.12	1.25

These unaudited consolidated pro forma results have been prepared for illustrative purposes only and do not purport to be indicative of results of operations that would have actually resulted had the combinations been in effect at the beginning of each year or of future results of operations.

4.	Dispositions

On April 14, 2008, the Company entered into an agreement to sell the businesses comprising its Integrated Security Services (“ISS”) segment, as part of the Company’s strategy to sharpen its focus on global real estate-related services.  As a condition to closing, the Company is required to acquire the minority interests of its non-wholly owned ISS subsidiaries.  The closing of the sale is conditional upon receipt of regulatory approvals under competition legislation.  The ISS segment has been reported as discontinued operations for all periods presented.

In January 2008, the Company decided to wind down its Canadian commercial mortgage securitization operation (“CCMS”) due to adverse credit market conditions.  CCMS was previously reported within the Commercial Real Estate Services segment.  The wind down was complete as of March 31, 2008 except for the disposal of the remaining mortgage loans receivable.  The mortgage assets are expected to be sold as soon as practicable.  This operation has been reported as discontinued operations for all periods presented.

On March 17, 2006, the Company sold its 88.3% interest in Resolve Corporation (“Resolve”), its Business Services segment, to a subsidiary of Resolve Business Outsourcing Income Fund (“RBO Fund”) upon the initial public offering of RBO Fund.  The Company received aggregate consideration of $137,393, comprised of $116,972 in the form of cash ($110,476 net of cash sold) and $20,421 in the form of equity securities of a subsidiary of RBO Fund, which are exchangeable for publicly traded units of RBO Fund.  These securities are classified as available-for-sale (note 7).  The pre-tax gain on the disposal was $44,082, before current income taxes of $4,693 and deferred income taxes of $3,570, resulting in a net gain of $35,819.  The net gain on disposal included the realization of a gain of $5,487 related to cumulative foreign currency translation on Canadian dollars.  Resolve is reported as discontinued operations for all periods presented.

During the year ended March 31, 2008, a gain was recognized in connection with the settlement of a liability related to the Resolve disposal.  The settlement resulted in a cash payment to the purchaser of the disposed operation in the amount of $1,036 and a gain on settlement in the amount of $2,265 (including an income tax benefit of $187).

The operating results of the discontinued operations are as follows:

Operating results - years ended March 31	2008	2007	2006

Revenues
ISS	$208,430	$176,475	$149,064
CCMS	(9,064)	2,221	402
Resolve	-	-	160,204
	199,366	178,696	309,670

Operating earnings (loss) before income taxes
ISS	10,174	5,337	3,217
CCMS	(11,413)	(1,205)	(816)
Resolve	2,078	(728)	7,429
	839	3,404	9,830
(Recovery of) provision for income taxes	(495)	1,220	2,909
Net operating earnings from discontinued operations	1,334	2,184	6,921
Net gain on disposal of Resolve	-	-	35,819
Net earnings from discontinued operations	$1,334	$2,184	$42,740

Net earnings per share from discontinued operations
Basic	$0.05	$0.07	$1.41
Diluted	0.04	0.07	1.38

The assets and liabilities of the ISS segment are classified as held for sale and are as follows:

Balance sheets as at March 31	2008	2007

Assets held for sale
Cash and cash equivalents	$3,834	$1,210
Accounts receivable, net	46,937	38,900
Inventories	15,164	16,475
Prepaid expenses and other current assets	856	1,158
Fixed assets	5,153	4,500
Goodwill	30,630	30,784
Other	2,671	2,272
Total	$105,245	$95,299

Liabilities held for sale
Bank overdraft	$-	$5,132
Accounts payable	11,765	6,516
Accrued liabilities	18,048	15,139
Unearned revenues	3,585	3,001
Other	472	18
Total	$33,870	$29,806

The assets and liabilities of CCMS are classified as held for sale and are as follows:

Balance sheets as at March 31	2008	2007

Assets held for sale
Cash and cash equivalents	$14	$154
Mortgage loans receivable	20,809	13,716
Deferred income taxes	6,803	503
Other	642	124
Total	$28,268	$14,497

Liabilities held for sale
Interest rate derivative contracts	$11,724	$368
Other	2,354	595
Total	$14,078	$963

The Company has fixed-rate and floating-rate commercial mortgage loans receivable.  The mortgages were funded under co-lending agreements whereby the Company advanced 20% or less of the principal amount.  The co-lenders advanced 80% or more of the principal amount directly to the borrowers.  The Company’s interest in the mortgages is subordinate to the co-lenders’ interests.  The Company has the right to purchase the co-lenders’ interest in any mortgage at any time at par value and the co-lenders have the right to purchase the Company’s interest in the mortgages after six months.  Mortgage loans receivable are carried on an individual basis at the lower of cost and market, which is calculated based on contractually established commitments from investors or current investor yield requirements.

The Company sells mortgage loans through public securitization and whole loan sales.  When the Company sells mortgage loans, the mortgage loans are removed from the balance sheet and a gain or loss is recognized in current period earnings immediately, based on the carrying values of the mortgage loans transferred.  Servicing rights are sold with the mortgages and it is the Company’s policy not to retain a residual interest in the mortgages sold.

The Company enters into interest rate derivative contracts to cover the full value of the mortgages written, including the portion funded by a co-lender which the Company has the right and intention to call, while mortgages await sale.  The contracts are recorded on the consolidated balance sheets as assets or liabilities and carried at fair value.  Changes in the fair value of contracts are recognized in current period earnings.  The contracts convert the fixed-rate mortgage loans to floating rates.  Hedge accounting has not been accorded to the portion of the contracts that match the mortgages held for sale as the contracts do not meet the criteria for hedge accounting.

As at March 31, 2008, the Company had interest rate derivative contracts to convert $143,500 of fixed-rate mortgage loans receivable to floating rates (2007 - $167,807) with a fair value loss of $11,724 (2007 - $368).  The contracts have maturity dates ranging from June 2012 to June 2017.  The fair values of contracts are determined based on the present value of the estimated future net cash flows using implied rates in the applicable yield curve as of the valuation date.

For the year ended March 31, 2008 a loss of $9,466 was recorded in revenues relating to these derivative contracts, which was comprised of $11,278 unrealized losses (2007 -unrealized gains of $3,245) on outstanding contracts and $1,812 of realized gains (2007 - realized losses of $3,613) on the settlement of the contracts.

During the year ended March 31, 2008, the Company recognized pre-tax gains (after realized gains on derivatives contracts) of $2,516 (2007 - $2,120) on the securitization of mortgage loans with unpaid principal balances of $195,903 (2007 - $39,208).  In connection with the sale of mortgages, the Company is obligated to cure or repurchase any mortgage sold that has a breach or defect related to the origination and underwriting process.  As at March 31, 2008, the Company was unable to develop an estimate of the maximum potential of future payments under this obligation because the Company is not aware of any such breaches or defects.

5.	Other income

	2008	2007	2006

Earnings from available-for-sale securities	$2,292	$2,078	$-
Earnings from equity method investments	2,006	1,625	1,329
Net gain on sale of equity securities	-	1,145	2,211
Gain on foreign exchange contracts	-	-	121
Dilution gain on sale of subsidiary shares	-	-	105
Other	349	-	-
	$4,647	$4,848	$3,766

6.	Components of working capital accounts
	2008	2007
Inventories
Work-in-progress	$12,871	$8,464
Finished goods	4,251	4,350
Supplies and other	3,397	2,479
	$20,519	$15,293

Accrued liabilities
Accrued payroll, commission and benefits	$160,411	$95,884
Accrued interest	3,871	4,159
Customer advances	2,937	9,713
Contingent acquisition consideration payable	-	4,306
Liabilities in connection with Resolve operation	-	2,912
Other	22,130	37,380
	$189,349	$154,354

7.	Other assets
	2008	2007

Available-for-sale equity securities	$17,291	$17,419
Equity method investments	5,086	5,046
Held-to-maturity debt securities	2,280	3,763
Financing fees, net of accumulated amortization of $1,703 (2007 - $1,554)	1,754	1,690
Other	2,982	1,034
	$29,393	$28,952

The Company’s available-for-sale equity securities consist of securities of a subsidiary of RBO Fund (see note 4).  As of March 31, 2007, the Company’s available-for-sale securities were in a continuous loss position for more than twelve months.  Accordingly, these securities were deemed to be other-than-temporarily impaired and an unrealized, non-cash loss of $3,139 ($2,574 net of income taxes) was recorded in the statement of earnings as of March 31, 2007.

8.	Fixed assets

2008		Accumulated	Net
	Cost	depreciation	2008

Land	$ 3,070	$ -	$ 3,070
Buildings	11,683	2,517	9,166
Vehicles	21,217	13,050	8,167
Furniture and equipment	51,784	26,265	25,519
Computer equipment and software	40,462	18,681	21,781
Leasehold improvements	24,874	11,586	13,288
	$ 153,090	$ 72,099	$ 80,991

2007		Accumulated	Net
	Cost	depreciation	2007

Land	$ 3,070	$ -	$ 3,070
Buildings	11,225	2,093	9,132
Vehicles	18,425	10,742	7,683
Furniture and equipment	36,387	17,999	18,388
Computer equipment and software	26,060	11,452	14,608
Leasehold improvements	16,138	7,327	8,811
	$ 111,305	$ 49,613	$ 61,692

Included in fixed assets are vehicles and computer equipment under capital lease at a cost of $11,510 (2007 - $9,385) and net book value of $5,518 (2007 - $4,937).

9.	Intangible assets
2008	Gross carrying amount	Accumulated amortization	Net 2008

Customer lists and relationships	$ 101,649	$ 15,917	$ 85,732
Franchise rights	31,682	7,941	23,741
Trademarks and trade names:
Indefinite life	18,559	-	18,559
Finite life	31,086	3,918	27,168
Management contracts and other	11,850	3,518	8,332
Brokerage backlog	30,595	28,208	2,387
	$ 225,421	$ 59,502	$ 165,919

2007	Gross carrying amount	Accumulated amortization	Net 2007

Customer lists and relationships	$ 43,952	$ 6,997	$ 36,955
Franchise rights	26,862	6,597	20,265
Trademarks and trade names:
Indefinite life	15,696	-	15,696
Finite life	18,931	2,781	16,150
Management contracts and other	6,502	1,520	4,982
Brokerage backlog	23,639	22,446	1,193
	$ 135,582	$ 40,341	$ 95,241

During the year ended March 31, 2008, the Company acquired the following intangible assets:
	Amount	Estimated weighted average amortization period (years)

Customer lists and relationships	$ 56,624	13.5
Franchise rights	4,498	21.3
Trademarks and trade names	14,587	24.1
Management contracts and other	4,329	5.0
Brokerage backlog	6,861	1.1
	$ 86,899	13.4

The following is the estimated annual amortization expense for recorded intangible assets for each of the next five years ending March 31:

2009	$ 16,479
2010	15,135
2011	12,969
2012	11,146
2013	10,075

During the year ended March 31, 2008, charges of $1,149 (2007 - $437; 2006 - nil) were recognized in connection with impairments of intangible assets.  In 2008 and 2007, the impairments were attributable to faster than expected erosion of customer relationships in the Commercial Real Estate and Residential Property Management segments.  The charges were recorded in amortization expense.  The fair value of the intangible assets was estimated using discounted expected future cash flows.

10.	Goodwill
	Commercial Real Estate Services	Residential Property Management	Property Services	Consolidated

Balance, March 31, 2006	$51,867	$71,297	$43,245	$166,409
Adjustments to goodwill resulting from adjustments to purchase price allocations	363	-	(566)	(203)
Goodwill resulting from contingent acquisition payments	-	5,654	-	5,654
Goodwill resulting from purchases of minority shareholders’ interests	4,985	-	883	5,868
Goodwill acquired during year	40,389	1,296	1,209	42,894
Goodwill disposed during year	-	-	(836)	(836)
Foreign exchange	560	-	-	560
Balance, March 31, 2007	98,164	78,247	43,935	220,346
Adjustments to goodwill resulting from adjustments to purchase price allocations	15	(594)	71	(508)
Goodwill resulting from contingent acquisition payments	2,757	26	81	2,864
Goodwill resulting from purchases of minority shareholders’ interests	2,228	1,109	2,212	5,549
Goodwill acquired during year	39,103	29,024	22,625	90,752
Goodwill disposed during year	(421)	-	-	(421)
Foreign exchange	3,332	11	170	3,513
Balance, March 31, 2008	$145,178	$107,823	$69,094	$322,095

11.	Long-term debt
	2008	2007

Revolving credit facility	$132,500	$-
8.06% Senior Notes	57,142	71,428
6.40% Senior Notes	50,000	50,000
5.44% Senior Notes	100,000	100,000
Capital leases bearing interest ranging from 5% to 10%, maturing at various dates through 2012	5,589	4,455
Other long-term debt bearing interest at 4% to 10%, maturing at various dates through 2014	10,799	9,248
	356,030	235,131
Less: current portion	24,777	22,101
	$331,253	$213,030

On September 6, 2007, the Company terminated its existing $110,000 revolving credit facility and entered into an amended and restated credit agreement with a syndicate of banks to provide a $225,000 committed senior revolving credit facility with a five-year term.  The amended revolving credit facility bears interest at 0.75% to 1.30% over floating reference rates, depending on certain leverage ratios.  The revolving credit facility had $70,700 of available un-drawn credit as at March 31, 2008 (nil was drawn at March 31, 2007).  As of March 31, 2008, letters of credit in the amount of $4,300 were outstanding ($4,900 as at March 31, 2007).  The revolving credit facility requires a commitment fee of 0.25% to 0.50% of the unused portion, depending on certain leverage ratios, and also includes an uncommitted accordion provision providing an additional $50,000 of borrowing capacity under certain circumstances.

The Company has outstanding $57,142 of 8.06% fixed-rate Senior Notes (the “8.06% Notes”) (2007 - $71,428).  The 8.06% Notes have a final maturity of June 29, 2011, with seven equal annual principal repayments which began on June 29, 2005.  The Company also has outstanding $50,000 of 6.40% fixed-rate Senior Notes (the “6.40% Notes”).  The 6.40% Notes have a final maturity of September 30, 2015 with four equal annual principal repayments commencing on September 30, 2012.  The Company also has outstanding $100,000 of 5.44% fixed-rate Senior Notes (the “5.44% Notes”).  The 5.44% Notes have a final maturity of April 1, 2015 with five equal annual principal repayments beginning on April 1, 2011.

The Company has indemnified the holders of the 8.06% Notes, 6.40% Notes and 5.44% Notes (collectively, the “Notes”) from all withholding taxes that are or may become applicable to any payments made by the Company on the Notes.  The Company believes this exposure is not material as of March 31, 2008.

The revolving credit facility and the Notes rank equally in terms of seniority.  The Company has granted these lenders collateral including the following: an interest in all of the assets of the Company including the shares of the Company’s subsidiaries; an assignment of material contracts; and an assignment of the Company’s “call” rights with respect to shares of the subsidiaries held by minority interests (note 18(b)).

The covenants and other limitations within the revolving credit facility and the Notes agreements are substantially the same.  The covenants require the Company to maintain certain ratios including leverage, fixed charge coverage, interest coverage and net worth.  The Company is prohibited from undertaking certain mergers, acquisitions and dispositions without prior approval.

The estimated aggregate amount of principal repayments on long-term debt required in each of the next five fiscal years and thereafter to meet the retirement provisions are as follows:

2009	$ 24,777
2010	17,466
2011	15,441
2012	14,721
2013	166,943
Thereafter	116,682

12.	Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of Preferred Shares, issuable in series;
An unlimited number of Subordinate Voting Shares having one vote per share; and
An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock issued and outstanding:

	Preferred Shares		Subordinate Voting Shares		Multiple Voting Shares		Total Common Shares
	Number	Amount	Number	Amount	Number	Amount	Number	amount

Balance, March 31, 2006	-	$ -	28,730,094	$ 75,314	1,325,694	$ 373	30,055,788	$ 75,687
Balance, March 31, 2007	-	-	28,597,194	79,735	1,325,694	373	29,922,888	80,108
Balance, March 31, 2008	5,979,074	149,477	28,786,893	88,546	1,325,694	373	30,112,587	88,919

On August 1, 2007, the Company issued a stock dividend in the form of 7% Cumulative Preference Shares, Series 1 (the “Preferred Shares”) to holders of Subordinate Voting Shares and Multiple Voting Shares (together the “Common Shares”).  One Preferred Share was issued for every five outstanding Common Shares.  The stock dividend resulted in the issuance of 5,979,074 Preferred Shares, with an aggregate par value of $149,477.  Each Preferred Share has a stated amount of $25.00.  Preferred dividends are payable quarterly on or about the last day of each quarter.

As at March 31, 2008, the Company may redeem each Preferred Share for $26.00 payable in cash, or alternatively the Company may convert each Preferred Share into Subordinate Voting Shares based on a price of $26.00.  The redemption or conversion price is scheduled to decline in annual increments of $0.25 such that the price will be fixed at $25.00 on and after August 1, 2011.  Holders of the Preferred Shares have no redemption or conversion rights.

The following table provides the pro forma impact on diluted earnings per common share of the preferred dividends on the comparative periods.

	2008	2007	2006
Diluted earnings per common share from continuing operations:
As reported	$ 0.81	$ 1.05	$ 0.83
Impact of preferred dividends on comparative periods	-	(0.23)	(0.23)
Pro forma	$ 0.81	$ 0.82	$ 0.60

During the year ended March 31, 2008, the Company repurchased 252,500 (2007 - 697,700; 2006 - 571,650) Subordinate Voting Shares for cancellation under a Normal Course Issuer Bid filed with the Toronto Stock Exchange, which allowed the Company to repurchase up to 5% of its outstanding shares on the open market during a twelve-month period. The repurchase cost is allocated to capital stock for the weighted average book value and to retained earnings for any excess.

The Company has a $765 (2007 - $1,232) interest bearing loan receivable related to the purchase of 120,000 Subordinate Voting Shares (2007 - 240,000 shares).  The loan, which is collateralized by the shares issued, has a ten-year term from the grant date; however, it is open for repayment at any time.  The final maturity of the loan is January 2009.

Pursuant to an agreement approved in February 2004, the Company agreed that it will make payments to its Chief Executive Officer (“CEO”) that are contingent upon the arm’s length sale of control of the Company or upon a distribution of the Company’s assets to shareholders.  The payment amounts will be determined with reference to the price per Subordinate Voting Share received by shareholders upon an arm’s length sale or upon a distribution of assets.  The right to receive the payments may be transferred among members of the CEO’s family, their holding companies and trusts.  The agreement provides for the CEO to receive each of the following two payments.  The first payment is an amount equal to 5% of the product of: (i) the total number of Subordinate and Multiple Voting Shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate and Multiple Voting Shares minus a base price of C$5.675.  The second payment is an amount equal to 5% of the product of (i) the total number of shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate Voting Shares minus a base price of C$11.05.

13.	Stock-based compensation

The following table provides a summary of stock-based compensation expense:

	2008	2007	2006

Stock option expense – Company plan	$ 5,938	$ 1,916	$ 1,380
Stock option expense – subsidiaries	1,508	1,791	552
Stock value appreciation plans	373	1,249	379
	$ 7,819	$ 4,956	$ 2,311

Company stock option plan
The Company has a stock option plan for certain officers and key full-time employees of the Company and its subsidiaries, other than its CEO.  Options are granted at the market price for the underlying shares on the date of grant.  Each option vests over a four-year term and expires five years from the date granted and allows for the purchase of one Subordinate Voting Share.  All Subordinate Voting Shares issued under the plan are new shares.  As at March 31, 2008, there were 338,000 options available for future grants (2007 - 506,000).

Grants under the Company’s stock option plan are equity classified awards under SFAS 123R.  Stock option activity for the three years ended March 31, 2008 was as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Shares issuable under options – March 31, 2005	1,844,000	$ 9.72
Granted	328,000	19.61
Exercised	(434,650)	8.60
Forfeited	(21,000)	9.38
Shares issuable under options – March 31, 2006	1,716,350	11.96
Granted	305,000	20.65
Exercised	(564,800)	11.40
Forfeited	(11,000)	13.43
Shares issuable under options – March 31, 2007	1,445,550	14.12
Granted	175,500	32.24
Exercised	(159,550)	7.28
Forfeited	(7,500)	27.81
Shares issuable under options – March 31, 2008	1,454,000	$ 16.94	2.58	$ 8,687
Options exercisable – March 31, 2008	759,450	$ 12.91	1.92	$ 6,832

As at March 31, 2008, the range of option exercise prices was $2.39 to $33.25 per share.  Also as at March 31, 2008, the aggregate intrinsic value and weighted average remaining contractual life for options vested and expected to vest were $8,687 and 2.36 years, respectively.

The following table summarizes information about option exercises during the three years ended March 31, 2008:

	2008	2007	2006

Number of options exercised	159,550	564,800	434,650

Aggregate fair value	$ 4,885	$ 13,266	$ 10,784
Intrinsic value	3,711	6,831	7,044
Amount of cash received	$ 1,174	$ 6,435	$ 3,740

Tax benefit recognized	$ -	$ -	$ -

Stock option compensation expense recorded in the consolidated statement of earnings is allocated using the graded attribution method.  As at March 31, 2008, there was $2,414 of unrecognized compensation cost related to non-vested awards which is expected to be recognized over the next 3.30 years.  During the year ended March 31, 2008, the fair value of options vested was $1,734 (2007 - $1,220; 2006 - $739).

In October 2007, the Company received an inquiry from the Ontario Securities Commission related to granting of Company stock options.  A comprehensive review of historical stock option granting processes and the related accounting for the 13-year period from 1995 to 2007 was conducted by a Special Committee of the Company’s Board of Directors comprised of independent directors.  As a result of the review, the Special Committee found that the practice followed by the Company in granting stock options was not accounted for correctly and recommended the measurement dates of certain option grants be revised for accounting purposes.  As a result, $3,278 of incremental compensation expense was recorded in 2008 to correct the error and exercise prices of outstanding unexercised options were revised.  In addition, cash payments of $1,644 were received in 2008 on account of adjustments to exercise prices of previously exercised options and recorded as contributed surplus.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	2008	2007	2006

Risk-free interest rate	4.8%	4.3%	4.7%
Expected life in years	3.75	3.75	4.40
Expected volatility	26.4%	25.2%	30.0%
Dividend yield	0%	0%	0%

Weighted average fair value per option granted	$ 9.31	$ 6.70	$ 7.65

The risk-free interest rate is based on the implied yield of a zero-coupon US Treasury bond with a term equal to the option’s expected term.  The expected term represents the estimated period of time until exercise and is based on historical experience.  Prior to January 1, 2008, the expected term was calculated using the simplified method under SAB 107.  The expected volatility is based on the historical prices of the Company’s shares.  The dividend yield assumption is based on the Company’s present intention to retain all earnings in respect of the Common Shares.

Prior to April 1, 2003, the Company had accounted for stock options under the intrinsic value method under APB No. 25 Accounting for Stock Issued to Employees.  Had compensation expense for stock options been determined under the fair value method under SFAS 123 for all periods, pro forma reported net earnings and earnings per share would reflect the following:

2006

Net earnings as reported	$69,497
Deduct: Stock-based compensation expense determined under fair value method, net of income taxes	(1,129)
Pro forma net earnings	$68,368

Pro forma net earnings per share:
Basic	$2.27
Diluted	2.17

Reported net earnings per share:
Basic	$2.30
Diluted	2.21

Subsidiary stock option and appreciation plans
The Company has stock option plans at certain of its subsidiaries.  The impact of potential dilution from these plans is reflected in the Company’s diluted earnings per share (note 15).

The Company also has stock value appreciation plans at certain of its subsidiaries that provide for cash payments to be made to subsidiary employees based on the long-term appreciation of the stock value of subsidiaries.  The Company’s accounting policy is to record the intrinsic value of these awards as accrued liabilities.  If an award is subject to a vesting condition, then graded attribution is applied to the intrinsic value.  The related compensation expense is recorded in the consolidated statement of earnings.  Since these plans are settled in cash, no dilutive effect has been reflected in the Company’s diluted earnings per share.

14.	Income taxes

Income taxes differ from the amounts that would be obtained by applying the statutory rate to the respective years’ earnings before taxes.  These differences result from the following items:

	2008	2007	2006
Income tax expense using combined statutory rate of approximately 35% (2007 - 36%; 2006 – 36%)	$ 22,956	$ 25,317	$ 19,728
Permanent differences	435	1,270	(917)
Adjustments in tax liabilities of prior years	522	(1,788)	-
Effects of changes in enacted tax rates	(420)	(451)	-
Changes in provisions for uncertain tax positions	1,733	-	-
Stock-based compensation	(1,290)	1,353	834
Foreign tax rate reduction	(9,019)	(5,440)	(3,561)
Withholding taxes	1,278	-	-
Provision for income taxes as reported	$ 16,195	$ 20,261	$ 16,084

Earnings before income taxes and minority interest by tax jurisdiction comprise the following:

	2008	2007	2006

Canada	$ 15,515	$ 3,340	$ 1,075
United States	27,490	45,372	41,401
Foreign	21,716	21,380	12,143
Total	$ 64,721	$ 70,092	$ 54,619

The provision for income taxes comprises the following:

	2008	2007	2006

Current
Canada	$ 8,839	$ (1,494)	$ 328
United States	17,251	20,260	14,936
Foreign	12,743	7,343	4,482
	38,833	26,109	19,746
Deferred
Canada	(10,829)	(711)	(1,235)
United States	(8,420)	(3,550)	(2,146)
Foreign	(3,389)	(1,587)	(281)
	(22,638)	(5,848)	(3,662)
Total	$ 16,195	$ 20,261	$ 16,084

The significant components of deferred income taxes are as follows:

	2008	2007
Deferred income tax assets
Loss carry-forwards	$ 24,106	$ 4,819
Expenses not currently deductible	5,043	8,568
Stock-based compensation	3,284	-
Provision for doubtful accounts	1,092	649
Inventory and other reserves	97	41
	33,622	14,077
Deferred income tax liabilities
Depreciation and amortization	34,172	28,365
Unrealized foreign exchange gains	4,582	1,010
Investments	2,717	2,397
Prepaid and other expenses deducted for tax purposes	448	458
Financing fees	110	172
	42,029	32,402
Net deferred income tax liability	$ (8,407)	$ (18,325)

As at March 31, 2008, the Company had Canadian net operating loss carry-forward balances of approximately $41,432 (2007 - $15,515) prior to a valuation allowance of $3,950 (2007 - $3,950).  These amounts are available to reduce future federal and provincial income taxes.  Net operating loss carry-forward balances attributable to Canada and the United States expire over the next 20 years.  The Company also had foreign net operating loss carry-forward balances of approximately $43,582 (2007 - $17,619), prior to a valuation allowance of $19,062 (2007 - $15,416).  Foreign capital loss carry-forward balances amounted to $9,870 (2007 - $9,870) as at March 31, 2008 prior to a valuation allowance of $9,870 (2007 - $9,870).  Additional net operating loss and capital loss carry-forward balances of $15,416 (2007 - $15,416) and $9,870 (2007 - $9,870) respectively relate to losses acquired in the 2004 CMN acquisition.  Any benefit realized with respect to these losses would be recorded as a reduction in goodwill.

Cumulative unremitted earnings of US and foreign subsidiaries approximated $141,674 as at March 31, 2008 (2007 - $109,928).

The cumulative effect of the adoption of FIN 48 was an increase in tax provisions of $3,800, including $700 of accrued interest, which was accounted for as a reduction to retained earnings as at April 1, 2007 of $4,200 and a reduction in goodwill of $400.  The liability for income taxes associated with uncertain tax positions was $4,735 as at April 1, 2007 and $10,671 as at March 31, 2008.

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefit is as follows:

Balance, April 1, 2007	$ 4,735
Increases based on tax positions related to the current year	445
Increases for tax positions of prior years	1,470
Decreases for tax positions of prior years	(490)
Increases from acquisitions	4,511
Balance, March 31, 2008	$ 10,671

Of the $10,671 in gross unrecognized tax benefits, $5,330 would affect the Company’s effective tax rate if recognized.  Interest and penalties related to provisions for income taxes are recorded in income tax expense.  As at March 31, 2008 and April 1, 2007, the Company had accrued $777 and $700, respectively for potential income-tax related interest and penalties.

The number of years with open tax audits varies depending on the tax jurisdictions.  Generally, income tax returns filed with the Canada Revenue Agency and related provinces are open for three to four years and income tax returns filed with the U.S. Internal Revenue Service and related states are open for three to five years.  Tax returns in Australia are generally open for four years.  The Company’s significant tax jurisdictions include the United States of America, Canada and Australia. The Company does not currently expect any material impact on earnings to result from the resolution of matters related to open taxation years; however, actual settlements may differ from amounts accrued. Currently, it is not reasonably possible to determine whether unrecognized tax benefits will increase or decrease within the next twelve months with respect to settlements of tax audits. The Company has, as part of its FIN 48 analysis, made its current estimates on facts and circumstances known to date and cannot predict subsequent or changed facts and circumstances that may affect its current estimates.

15.	Earnings per share

The following table reconciles the numerator used to calculate diluted earnings per share:

	2008	2007	2006

Net earnings from continuing operations	$ 33,065	$ 34,032	$ 26,757
Dilution of net earnings resulting from assumed exercise of stock options in subsidiaries	(1,473)	(2,228)	(1,253)
Net earnings from continuing operations for diluted earnings per share calculation purposes	$ 31,592	$ 31,804	$ 25,504

Net earnings	$ 34,399	$ 34,863	$ 69,497
Dilution of net earnings resulting from assumed exercise of stock options in subsidiaries	(1,473)	(2,228)	(1,253)
Net earnings for diluted earnings per share calculation purposes	$ 32,926	$ 32,635	$ 68,244

The Preferred Shares are anti-dilutive and thus not included in the denominator for diluted earnings per share calculations.  The following table reconciles the denominator used to calculate earnings per share:

	2008	2007	2006

Shares issued and outstanding at beginning of year	29,922,888	30,055,788	30,192,788
Weighted average number of shares:
Issued during the year	106,139	210,843	137,943
Repurchased during the year	(124,371)	(364,101)	(160,040)

Weighted average number of shares used in computing basic earnings per share	29,904,656	29,902,530	30,170,691
Assumed exercise of stock options, net of shares assumed acquired under the Treasury Stock Method	642,310	451,774	725,286
Number of shares used in computing diluted earnings per share	30,546,966	30,354,304	30,895,977

16.	Other supplemental information
	2008	2007	2006

Franchised operations
Revenues	$ 99,351	$ 95,354	$ 88,531
Operating earnings	26,199	21,163	16,728
Initial franchise fee revenues	5,606	5,571	3,482

Cash payments made during the year
Income taxes	$ 45,288	$ 25,764	$ 25,179
Interest	19,268	16,276	12,481
Non-cash financing activities
Increases in capital lease obligations	$ 4,115	$ 1,502	$ 3,284

Other expenses
Rent expense	$ 47,910	$ 32,836	$ 26,762

17.	Financial instruments

Concentration of credit risk
The Company is subject to credit risk with respect to its cash and cash equivalents, accounts receivable and other receivables.  Concentrations of credit risk with respect to the receivables are limited due to the large number of entities comprising the Company’s customer base and their dispersion across many different service lines in various countries.

Interest rate risk
The Company maintains an interest rate risk management strategy that uses interest rate hedging contracts from time to time.  The Company’s specific goals are to: (i) manage interest rate sensitivity by modifying the characteristics of its debt and (ii) lower the long-term cost of its borrowed funds. Fluctuations in interest rates affect the fair value of the hedging contracts as their value depends on the prevailing market interest rate.  Hedging contracts are monitored on a monthly basis.

As at March 31, 2008 and 2007, except as disclosed in note 4, the Company had no interest rate swaps.  In May 2005, the Company settled a swap on $20,000 of principal on the 6.40% Notes for a net loss of $48.  In December 2005, the Company settled swaps on $85,714 of principal on the 8.06% Notes for a net gain of $120.

Fair values of financial instruments
The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments, unless otherwise indicated.  The following are estimates of the fair values for other financial instruments:

	2008		2007
	Carrying amount	Fair value	Carrying amount	Fair value
Other receivables	$ 3,419	$ 3,419	$ 7,215	$ 7,215
Available-for-sale securities	17,291	17,291	17,419	17,419
Long-term debt	354,654	392,429	235,149	261,009

18.	Commitments and contingencies

(a)	Lease commitments
Minimum operating lease payments are as follows:

          Year ending March 31
2009	$ 39,763
2010	33,284
2011	27,919
2012	23,130
2013	18,664
Thereafter	32,719

(b)	Minority shareholder agreements
The Company has shareholder agreements with the minority owners of its subsidiaries.  These agreements allow the Company to “call” the minority position at fair value determined with the use of a formula price, which is usually equal to a multiple of average net earnings before extraordinary items, minority interest share of earnings, income taxes, interest, depreciation, and amortization for a defined period.  The minority owners may also “put” their interest to the Company at the same price subject to certain limitations.  The purchase price may, at the option of the Company, be paid in cash or in Subordinate Voting Shares.  Acquisitions of these minority interests, if any, would be accounted for using the purchase method.  The total obligation if all call or put options were exercised as at March 31, 2008 was approximately $233,000 (2007 - $154,000).

(c)	Contingencies
In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business.  Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company.  The Company believes resolution of such proceedings, combined with amounts recorded, will not have a material impact on the Company’s financial condition or the results of operations.

19.	Related party transactions

During the year, the Company paid $2,579 (2007 - $826; 2006 - $775) in rent to entities controlled by minority shareholders of subsidiaries.  In addition, $1,168 (2007 - $388; 2006 - $335) of service revenues were earned from entities controlled by minority shareholders of subsidiaries and $493 (2007 - $66; 2006 - $62) of expenses were paid to entities controlled by minority shareholders of subsidiaries.  The transactions were completed at market rates.  During the year, the Company received $1,644 of cash payments from officers and directors on account of adjustments to exercise prices of previously exercised options.

20.	Segmented information

Operating segments
The Company has three reportable operating segments. The segments are grouped with reference to the types of services provided and the types of clients that use those services.  The Company assesses each segment’s performance based on operating earnings or operating earnings before depreciation and amortization.  Commercial Real Estate Services provides commercial property brokerage and other advisory services to clients in North America and in various other countries around the world.  Residential Property Management provides property management and related property services to residential communities in the United States.  Property Services (previously referred to as Property Improvement Services) provides franchised and Company-owned property services to customers in the United States and Canada. Corporate includes the costs of operating the Company’s corporate head office.

Included in total assets of the Commercial Real Estate Services segment at March 31, 2008 is $3,342 (2007 - $4,667; 2006 - $4,608) of investments in subsidiaries accounted for under the equity method.

2008	Commercial Real Estate Services	Residential Property Management	Property Services	Corporate	Consolidated

Revenues	$ 810,969	$ 544,926	$ 216,972	$ 348	$ 1,573,215
Depreciation and amortization	22,025	10,450	5,654	350	38,479
Operating earnings	17,008	39,790	32,745	(15,967)	73,576
Other income, net					4,647
Interest expense, net					(13,502)
Income taxes					(16,195)
Minority interest					(15,461)
Net earnings from continuing operations					33,065
Net earnings from discontinued operations					1,334
Net earnings					$ 34,399
Total assets	$ 426,858	$ 290,692	$ 191,553	$ 48,475	$ 957,578
Discontinued operations					131,765
					$ 1,089,343
Total additions to long-lived assets	79,873	64,471	53,560	364	198,268

2007	Commercial Real Estate Services	Residential Property Management	Property Services	Corporate	Consolidated

Revenues	$ 605,845	$ 423,797	$ 150,794	$ 554	$ 1,180,990
Depreciation and amortization	16,215	7,644	4,653	223	28,735
Operating earnings	32,363	32,622	25,911	(14,778)	76,118
Other income, net					1,709
Interest expense, net					(7,735)
Income taxes					(20,261)
Minority interest					(15,799)
Net earnings from continuing operations					34,032
Net earnings from discontinued operations					2,184
Cumulative effect of change in accounting principle					(1,353)
Net earnings					$ 34,863
Total assets	$ 315,503	$ 206,977	$ 123,832	$ 66,023	$ 712,335
Discontinued operations					104,663
					816,998
Total additions to long-lived assets	89,484	27,917	10,165	331	127,897

2006	Commercial Real Estate Services	Residential Property Management	Property Services	Corporate	Consolidated

Revenues	$ 438,032	$ 346,133	$ 134,136	$ 367	$ 918,668
Depreciation and amortization	11,386	5,618	3,749	168	20,921
Operating earnings	25,940	25,767	22,016	(12,636)	61,087
Other income, net					3,766
Interest expense, net					(10,234)
Income taxes					(16,084)
Minority interest					(11,778)
Net earnings from continuing operations					26,757
Net earnings from discontinued operations					42,740
Net earnings					$ 69,497
Total assets	$ 204,042	$ 150,641	$ 114,188	$ 149,375	$ 618,246
Discontinued operations					92,758
					711,004
Total additions to long-lived assets	36,799	10,400	9,909	546	57,654

Geographic information
Revenues in each geographic segment are reported by customer location.  Amounts reported in geographic regions other than the United States, Canada and Australia are primarily denominated in US dollars.

	2008	2007	2006

United States
Revenues	$ 1,002,370	$ 788,535	$ 621,548
Total long-lived assets	408,591	267,760	211,853

Canada
Revenues	$ 227,249	$ 177,940	$ 148,249
Total long-lived assets	75,181	67,268	37,130

Australia
Revenues	$ 156,812	$ 117,794	$ 78,011
Total long-lived assets	32,629	29,514	15,273

Other
Revenues	$ 186,784	$ 96,721	$ 70,860
Total long-lived assets	52,604	12,737	13,874

Consolidated
Revenues	$ 1,573,215	$ 1,180,990	$ 918,668
Total long-lived assets	$ 569,005	$ 377,279	$ 278,130

21.	Application of Staff Accounting Bulletin No. 108

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108 Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”).  SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.  Traditionally, the impacts of misstatements were evaluated under either an earnings-based (“rollover”) approach or a balance sheet-based (“iron curtain”) approach.  The rollover approach focuses on the impact of misstatements on the statement of earnings, including the reversing impact of prior year misstatements, but its use can lead to the accumulation of misstatements on the balance sheet.  The iron curtain approach focuses on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior years’ errors on the statement of earnings.  Prior to the application of SAB 108, the Company used the rollover approach for quantifying financial statement misstatements.

In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures.  This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the rollover and iron curtain approaches.

The Company adopted the provisions of SAB 108 in connection with the annual consolidated financial statements for the year ended March 31, 2007.  The provisions of SAB 108 may be applied by either (i) restating prior financial statements as if the dual approach had always been applied, or (ii) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of April 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings.  The Company elected to record the effects of applying SAB 108 using the cumulative effect transition method (method (ii)).  The following summarizes the effects of applying SAB 108 to errors previously considered immaterial under the rollover approach:

(a)
In the Company’s Commercial Real Estates Services operations, broker and management compensation vary during the calendar year based on exceeding pre-determined production or earnings thresholds.  Since the time this segment was acquired in November 2004, the Company recorded compensation expense incrementally as thresholds were exceeded, but should have recorded compensation expense systematically on a basis approximating the expected average commission rate for the calendar year.  As a result, the accrued compensation liability as of April 1, 2006 was understated by $7,951.  The Company recorded a $7,951 increase in the liability as of April 1, 2006 with a corresponding reduction in retained earnings to correct this misstatement.

(b)
In the Company’s Residential Property Management operations, certain subsidiaries did not accrue vacation pay since the time they were acquired in 1996 and 1997.  As a result, accrued vacation pay liability as of April 1, 2006 was understated by $1,607.  The Company recorded a $1,607 increase in the liability as of April 1, 2006 with a corresponding reduction in retained earnings to correct this misstatement.

(c)
In the Company’s Residential Property Management operations, certain prepaid insurance expenses were not eliminated on consolidation.  As a result, prepaid insurance as of April 1, 2006 was overstated by $467.  The Company recorded a $467 decrease in the prepaid insurance as of April 1, 2006 with a corresponding reduction in retained earnings to correct this misstatement.

As a result of the misstatements described above, the provision for income taxes was cumulatively overstated by $3,599 as at April 1, 2006.  The Company recorded an increase in deferred income tax asset in the amount of $3,599 with a corresponding increase in retained earnings to correct this misstatement.  The Company also recorded a reduction in minority interest in the amount of $1,049 with a corresponding increase to retained earnings.  Accordingly, the net reduction to retained earnings recorded as of April 1, 2006 to record the initial application of SAB 108 was $5,377.

22.	Impact of recently issued accounting standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements and is effective for the Company’s fiscal year commencing on April 1, 2008.  FASB Staff Position FAS 157-2, Effective Date of SFAS 157, permits for the deferred effective date of SFAS 157 for non-financial assets and liabilities to fiscal year beginning after November 15, 2008.  The Company elected this deferral option for its non-financial assets and liabilities.  The Company has evaluated the impact of the adoption of SFAS 157 and does not expect a material effect on results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of SFAS No. 115 (“SFAS 159”).  SFAS 159 permits the Company to measure certain financial instruments, assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option.   The standard is effective for the Company as of April 1, 2008.  The Company has evaluated the impact of the adoption of SFAS 159 and does not expect to make use of the fair value option.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”).  SFAS 141R changes the method of accounting for business acquisitions at the acquisition date and in subsequent periods.  This standard is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is in the process of evaluating the impact of the adoption of SFAS 141R. The following changes in practice will be required for acquisitions completed under SFAS 141R: (i) transaction costs will be expensed, resulting in increases to selling, general and administrative expenses; (ii) contingent consideration will be recognized at the acquisition date, resulting in increases to goodwill and accrued liabilities; and (iii) the fair value of contingent consideration will be re-measured quarterly, resulting in increased volatility in earnings.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”).  SFAS 160 changes the accounting and reporting for minority interests.  This standard is effective for fiscal years beginning on or after December 15, 2008.  The Company is in the process of evaluating the impact of the adoption of SFAS 160.  The following change in practice will be required under SFAS 160: non-controlling interest will be presented within shareholders’ equity rather than the “mezzanine” section of the balance sheet.

23.	Subsequent event

The Company agreed to sell its Integrated Security Services segment on April 14, 2008 for gross proceeds of $187,500, subject to working capital adjustments (see note 4).  The closing of the sale is conditional upon receipt of regulatory approvals.